Exhibit 99.1

Health Catalyst Announces New, External Leadership Assignment for Paul Horstmeier

Salt Lake City, UT – January 6, 2023 – Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced that the leadership of the Church of Jesus Christ of Latter-Day Saints has called Paul Horstmeier, Health Catalyst’s Chief Operating Officer, to serve for three years as the Mission President of the Puerto Rico San Juan Mission, beginning in late June 2023.

As a result, Mr. Horstmeier will transition from his full-time position as Chief Operating Officer, effective March 31, 2023, to that of a Senior Advisor. Mr. Horstmeier will continue working closely with Dan Burton, CEO of Health Catalyst, to transition his responsibilities to other senior leaders at Health Catalyst in the coming months.

“Paul’s contributions to Health Catalyst’s growth and success over the past 11 ½ years have been enormous and deeply impactful,” said Mr. Burton. “Paul will be sorely missed as he and his wife Karryl serve the missionaries and people of Puerto Rico during their three-year tenure, but I have no doubt of the positive effect of their sacrifice and service, and we look forward to welcoming Paul back full-time to Health Catalyst after the conclusion of this mission assignment.”

This is the second time a member of Health Catalyst’s Senior Leadership Team has been called to serve as a Mission President for the Church of Jesus Christ of Latter-Day Saints. From 2017 to 2020, Health Catalyst Co-Founder Steve Barlow was called to serve as a Mission President in Ecuador, which necessitated his transition for three years, followed by his subsequent return to Health Catalyst in the fall of 2020. Health Catalyst, as a mission-driven organization, is grateful for and supportive of the many contributions its team members make in providing various types of volunteer service to the broader community.

About Health Catalyst
Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its more than 500 clients leverage the cloud-based data platform or its other software applications—powered by data from over 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data informed.

Media Contact:
Tarah Neujahr Bryan, Chief Marketing Officer
media@healthcatalyst.com